UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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1-800 CONTACTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020
Telephone: (801) 316-5000

Dear Stockholder:	April 18, 2007

We cordially invite you to attend our 2007 Annual Meeting of Stockholders, which will be held on Friday, May 18, 2007, at 10:00 a.m. (Mountain Time) at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020. With this letter, we have enclosed a copy of our 2006 Annual Report for the fiscal year ended December 30, 2006, notice of annual meeting of stockholders, proxy statement, and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2006 Annual Report, please contact Robert G. Hunter, Chief Financial Officer, and you will be sent one.

At this year’s annual meeting, the agenda includes the election of certain directors and a proposal to ratify the appointment of our independent registered public accounting firm. We will also report on current business conditions and our recent developments. The Board of Directors recommends that you vote FOR the election of the slate of nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. Members of the Board of Directors and our executive officers will be present to discuss the affairs of 1-800 CONTACTS and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please vote promptly (either by completing, signing, dating, and returning the enclosed proxy card or by following the instructions for internet or telephone voting) to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

Jonathan C. Coon
Chief Executive Officer

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020
Telephone: (801) 316-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 18, 2007
10:00 a.m. Mountain Time

The 2007 Annual Meeting of Stockholders of 1-800 CONTACTS, INC. will be held on Friday, May 18, 2007, at 10:00 a.m. (Mountain Time), at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020. The annual meeting is being held for the following purposes:

1.                To elect three Class III Directors to serve until the annual meeting of stockholders in 2010 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.                To ratify the appointment of KPMG LLP as the independent registered public accounting firm of 1-800 CONTACTS, INC. for the fiscal year ending December 29, 2007 (the Board of Directors recommends a vote FOR this proposal); and

3.                To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on April 3, 2007 will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope, telephone and internet voting instructions, and our 2006 Annual Report for our fiscal year ended December 30, 2006. The 2006 Annual Report contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

R. Joe Zeidner
Secretary

April 18, 2007

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE PROMPTLY BY COMPLETING, SIGNING, DATING, AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020
Telephone: (801) 316-5000

QUESTIONS AND ANSWERS ABOUT VOTING

Q:             Why did you send me this proxy statement?

A:              This proxy statement is being sent to you because 1-800 CONTACTS’ Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. This proxy statement summarizes the information you need to know to vote on an informed basis on the matters to be voted on at the annual meeting. Stockholders of record as of the close of business on April 3, 2007 are entitled to vote. This proxy statement, related proxy card, and telephone and internet voting instructions are first being sent on or about April 18, 2007 to those persons who are entitled to vote at the annual meeting.

Q:             How many votes do I have?

A:              Each share of the common stock of 1-800 CONTACTS that you own entitles you to one vote.

Q:             What is the difference between a “stockholder of record” and a “street name” holder?

A:              These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

Q:             How do I vote?

A:              If you are a stockholder of record, you can vote on matters presented at the annual meeting in the following ways:

1.                 You can vote by filling out, signing, and dating your proxy card and returning it in the enclosed envelope;

2.                 You can vote by Internet, at www.voteproxy.com, by following the on-screen instructions;

3.                 You can vote by touch-tone telephone at 1-800-PROXIES (1-800-776-9437), by following the instructions; or

4.                 You can attend the annual meeting and vote in person.

Q:             How do I vote by proxy?

A:              If you are a stockholder of record and properly vote in time (either by filling out and mailing the enclosed proxy card or by telephone or internet), your shares will be voted as you have directed. If you return your proxy card but do not specify a choice on the  card, the individuals named on the proxy card will vote your shares in accordance with the recommendations of 1-800 CONTACTS’ Board of Directors. Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:             How do I vote in person?

A:              If you are a stockholder of record and attend the annual meeting, we will give you a ballot when you arrive.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:              Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares and how to change your vote, if necessary, once it has been made.

Q:             Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:              If you are a stockholder of record, you can change your vote at any time before your proxy is voted at the annual meeting. You can do this in the following ways: first, you can send a written notice to the Corporate Secretary of 1-800 CONTACTS at our headquarters stating that you would like to revoke your proxy; second, you can complete and submit a new proxy card; third, you can re-vote your shares by Internet or telephone, by visiting the website or calling the phone number listed above and following the instructions; or fourth, you can attend the annual meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:             Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:              1-800 CONTACTS’ management does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and 1-800 CONTACTS does not have notice of these matters a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of 1-800 CONTACTS’ management.

Q:             What is the voting requirement to approve each of the proposals?

A:              Directors will be elected by a plurality of the votes cast at the annual meeting, which means that the three nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of the total number of shares present and entitled to vote at the annual meeting will be necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.

Q:             How are votes counted?

A:              Stockholders of record of 1-800 CONTACTS’ common stock as of the close of business on April 3, 2007 are entitled to vote at the annual meeting. As of April 3, 2007, there were 14,007,831 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

In the election of directors, you can withhold your vote for any nominee. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. On the other proposal, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the annual meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

Under Delaware law, broker “non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:             How are proxies being solicited and who pays for the solicitation of proxies?

A:              Initially, 1-800 CONTACTS will solicit proxies by mail. 1-800 CONTACTS’ directors, officers and employees, without additional compensation, may also solicit proxies in person, by email or by telephone. 1-800 CONTACTS will pay all expenses of solicitation of proxies.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of 1-800 CONTACTS, INC., a Delaware corporation (“1-800 CONTACTS” or the “Company”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 18, 2007 and at any postponement or adjournment thereof. This Proxy Statement, the telephone and internet voting instructions, and the related proxy card are being mailed to holders of the common stock of 1-800 CONTACTS, commencing on or about April 18, 2007. References in this Proxy Statement to “we,” “our” or “us” refer to 1-800 CONTACTS, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted

1.                FOR the nominees for directors named in this Proxy Statement, and

2.                FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm,

in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Returning your completed proxy will not prevent you from voting in person at the annual meeting if you are a stockholder of record, should you be present and desire to do so. In addition, any stockholder of record may revoke a proxy at any time prior to its exercise either by giving written notice to the Secretary of the Company prior to the annual meeting or by submitting a later-dated proxy.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

The three nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and therefore have the effect of a vote against such proposal. Broker non-votes in respect to any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of our common stock as set forth on our stockholder record books at the close of business on April 3, 2007 will be entitled to vote at the annual meeting. On that date, we had 14,007,831 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board is currently comprised of eight directors, six of whom are “independent”, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards (Messrs. Boggs, Key, Butler, Knight, Johnson, and Vincent). The Board is currently divided into three classes, and the term of each class expires in a different year. At the annual meeting, three directors are to be elected as members of Class III to serve until our annual meeting in 2010 and until their successors are elected and qualified or until their earlier removal or resignation. The Board has nominated the three nominees set forth below, all of whom have agreed to serve as a director if elected. Each nominee currently serves as one of our directors. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by a vote of majority of the total number of directors then in office, in accordance with the Governance and Nominating Committee Charter.

Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position
Jonathan C. Coon	37	Chief Executive Officer and Director (Chairman)
Thomas H. Boggs, Jr.(3)	66	Director
Stephen L. Key(1)(2)	63	Director
E. Dean Butler(1)(2)(3)	62	Director
Bradley T. Knight(1)(2)	48	Director
John F. Nichols	46	Vice President, Trade Relations and Director
Garth T. Vincent(3)	46	Director
Frank LaGrange Johnson	39	Director

(1)          Member of the Compensation Committee

(2)          Member of the Audit Committee

(3)          Member of the Governance and Nominating Committee

There are no family relationships between or among any of our directors or executive officers. Stock ownership information for the above-listed persons is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Class III Directors—Director Nominees

Jonathan C. Coon is a co-founder of 1-800 CONTACTS, has served as a director since 1995, and currently serves as Chief Executive Officer and Chairman. Mr. Coon received his Bachelor’s Degree from Brigham Young University in 1994. Mr. Coon has more than ten years of experience in the contact lens distribution industry.

Bradley T. Knight has served as a director of 1-800 CONTACTS since August 2000. Mr. Knight is a member of the Board’s Compensation Committee and Audit Committee. Mr. Knight is the President of Retirement Living and Executive Vice President of TV and Media for Erickson Retirement Communities. From January 1994 to April 2002 Mr. Knight served as the General Manager and Vice President of Operations of Flextronics International Ltd., responsible for developing and managing a manufacturing facility in Mexico. Prior to this, Mr. Knight spent approximately two years as a General Manager for Flextronics in various locations, including Texas and Malaysia, and served as a Director of Manufacturing for Metcal, Inc.

Frank LaGrange Johnson has served as a director of 1-800 CONTACTS since October 2006. Mr. Johnson is the General Partner of LaGrange Capital Partners, L.P., an asset management firm specializing in event driven investing with over $300 million in assets under management. Mr. Johnson founded the firm in May 2000. Mr. Johnson is also an affiliate of LaGrange Capital Partners Offshore Fund, Ltd. and LaGrange Capital Administration, L.L.C., entities that are affiliated with LaGrange Capital Partners. Prior to forming LaGrange Capital Partners, Mr. Johnson spent four years with CoMac Partners, a distressed securities fund. Prior to CoMac Partners, Mr. Johnson was an analyst focused on risk arbitrage and other event driven strategies at Chesapeake Partners. Prior to Chesapeake Partners, Mr. Johnson was a management consultant for McKinsey & Company, where he advised banks, telecommunications, and energy firms.

The terms of Messrs. Coon, Knight and Johnson expire at the 2007 Annual Meeting.

Class I Directors

Thomas H. Boggs, Jr. has served as a director of 1-800 CONTACTS since December 2002. Mr. Boggs is a member of the Board’s Governance and Nominating Committee. Mr. Boggs currently serves as a Chairman of the Executive Committee and Partner of Patton Boggs, which is a national law firm with nearly 400 attorneys. Mr. Boggs has been a member of Patton Boggs since 1966. Mr. Boggs’ legislative practice extends into healthcare, insurance, tax issues and international trade.

John F. Nichols is a co-founder of 1-800 CONTACTS, has served as a director since 1995, and currently serves as Vice President, Trade Relations and a director. Prior to his current position, Mr. Nichols served as Vice President, Sales until March 2003. Mr. Nichols served as Vice President, Operations until November 1999. Mr. Nichols is a certified optician in the State of California and was the owner of the Discount Lens Club from 1991 until February 1995. Mr. Nichols worked with Bausch & Lomb as a Senior Sales Representative from 1989 to 1991.

Garth T. Vincent has served as a director of 1-800 CONTACTS since July 2003. Mr. Vincent is the chair of the Board’s Governance and Nominating Committee. Mr. Vincent is a partner in the law firm of Munger, Tolles & Olson LLP where he began working in 1990. Mr. Vincent’s legal practice consists principally of complex business litigation.

The terms of Messrs. Boggs, Nichols, and Vincent expire at the 2008 Annual Meeting.

Class II Directors

E. Dean Butler has served as a director of 1-800 CONTACTS since January 1998 and serves as the chair of the Board’s Compensation Committee. Mr. Butler also serves as a member of the Board’s Audit Committee and Governance and Nominating Committee. Mr. Butler currently serves as Chairman of Sight Resource Corporation, a U.S. company that operates 116 optical retails stores, mostly in the Northeast. In addition, Mr. Butler is an owner of and director of Vision Express Philippines, an operator of optical stores in the Philippines, Guam, and Singapore. In 1988, Mr. Butler founded Vision Express in Europe, which merged with the French retail group, GPS, to form Grand Vision in late 1997. In 1983, Mr. Butler founded LensCrafters and served as its Chief Executive Officer until 1988. Prior to 1983, Mr. Butler was employed by Procter & Gamble in various marketing positions since 1969.

Stephen L. Key has served as a director of 1-800 CONTACTS since July 2005 and serves as the chair of the Board’s Audit Committee. Mr. Key also serves a member of the Board’s Compensation Committee. Mr. Key also currently serves as a director of Greenhill & Co., Inc., where he is the chair of the Audit Committee and a member of both the Compensation Committee and Nominating and Governance Committee. From 2001 to March 2004, Mr. Key was a member of the Board of Directors of Aurora Foods, Inc., during which time he served as the chairman of the Board’s Audit and Compliance Committee and served on the Board’s Independent Committee. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York.

The terms of Messrs. Butler and Key expire at the 2009 Annual Meeting.

About the Board and its Committees

Meetings of the Board and its Committees.   The Board held seven meetings during fiscal 2006. The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. Each of the directors attended 75% or more of the total number of meetings of the Board and those committees on which he served during the last fiscal year. Two of our directors, Jonathan Coon and John Nichols, attended our 2006 annual meeting of stockholders.

The Audit Committee.   The Audit Committee makes recommendations to the Board regarding the selection of the independent registered public accounting firm and reviews the independence of such registered public accounting firm, pre-approves the scope of the annual audit and other services of the independent registered public accounting firm, and reviews such audit results. KPMG LLP presently serves as the independent registered public accounting firm of 1-800 CONTACTS. The Board adopted and approved an amended and restated charter for the Audit Committee on January 11, 2006, a copy of which is available on our website, www.1800contacts.com. The Audit Committee is currently comprised of Messrs. Key (Chairman), Butler, and Knight. The Board has determined that Mr. Key is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission. All of the members of the Audit Committee are independent directors, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. The Audit Committee met on nine occasions in fiscal 2006.

The Compensation Committee.   The Compensation Committee makes recommendations to the Board relating to the compensation arrangements of all of our executive officers and any awards to be made under our stock incentive plan. The Board adopted and approved an amended charter for the Compensation Committee on March 3, 2006, a copy of which is available on our website,

www.1800contacts.com. The Compensation Committee is currently comprised of Messrs. Butler (Chairman), Knight, and Key. All of the members of the Compensation Committee are independent directors, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. The Compensation Committee met on eight occasions in fiscal 2006.

The Compensation Committee is responsible for approving all grants made pursuant to our long-term incentive plan. The Board and the Compensation Committee, however, have authorized the creation of a “Routine Grant Committee,” which consists of one or more of our executive officers who are also directors. The Routine Grant Committee is authorized to grant up to 40,000 shares of our common stock pursuant to our long-term incentive plan to grantees below the level of vice president, but only if our Vice President of Human Resources and President approve of such grants. The Compensation Committee has not delegated any grant making authority with respect to awards to our Named Executive Officers (“NEOs”).

The Governance and Nominating Committee.   The Governance and Nominating Committee nominates candidates for election to the Board, evaluates the overall effectiveness of the Board, reviews and considers developments in corporate governance, and makes recommendations to the Board regarding various corporate governance principles and procedures. The Governance and Nominating Committee also considers nominees proposed by the stockholders and evaluates such nominees in the same manner as other candidates. The Governance and Nominating Committee seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Nominees should have experience in positions with a high degree of responsibilities and be leaders in the companies or institutions with which they are affiliated. Board members are ultimately selected based upon contributions they can make to the Board and management and their ability to represent our stockholders. To recommend a prospective nominee to the Governance and Nominating Committee, stockholders should submit the candidate’s name and qualifications to our corporate Secretary at our principal executive offices. The Board adopted and approved an amended Governance and Nominating Committee Charter on March 3, 2006, a copy of which is available on our website, www.1800contacts.com. The Governance and Nominating Committee is currently comprised of Messrs. Vincent (Chairman), Boggs, and Butler. All of the members of the Governance and Nominating Committee are independent directors, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. The Governance and Nominating Committee met on eight occasions in fiscal 2006.

Company Code of Ethics.   The Board has adopted a Code of Ethics that applies to our directors, officers, and employees. The Code of Ethics will be made available, without charge, upon written request made to the Secretary of the Company at our principal executive offices. We filed a copy of the Code of Ethics with the Securities and Exchange Commission as an exhibit to our 2003 Annual Report, and the Code of Ethics is available on our website, www.1800contacts.com.

Whistleblower Hotline.   We have established a whistleblower hotline that allows our employees, customers, suppliers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics. The hotline number is (877) 874-8416.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 29, 2007.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. It is expected that representatives of KPMG LLP will be present at the annual shareholders’ meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Approval of the proposal to ratify the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.

Principal Accountant Fees and Services

For fiscal years 2005 and 2006, we paid KPMG LLP the following fees for the indicated services:

	2005	2006
Audit Fees	$1,119,000	$1,109,000
Audit-Related Fees	24,000	44,000
Tax Fees	66,000	164,000
All Other Fees	—	—
Total Principal Accountant Fees	$1,209,000	$1,317,000

Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee pre-approved fiscal 2006 and fiscal 2005 services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of the common stock as of April 3, 2007 by (1) each of our Named Executive Officers; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of the outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Executive Officers and Directors:
Jonathan C. Coon(1)(2)	3,034,065	21.7%
Robert G. Hunter (1)(3)	76,273	*
Brian W. Bethers(1)(4)	174,697	1.2%
Kevin K. McCallum(1)(5)	160,367	1.1%
R. Joe Zeidner(1)(6)	119,561	*
Graham D. Mullis(7)	25,000	*
Robert Main	2,207	*
John F. Nichols(1)(8)	999,048	7.1%
Thomas H. Boggs, Jr.(1)(9)	30,714	*
E. Dean Butler(1)(10)	118,135	*
Stephen L. Key(1)(11)	12,500	*
Bradley T. Knight(1)(12)	42,734	*
Garth T. Vincent(1)(13)	25,714	*
Frank LaGrange Johnson(14)	1,690,335	12.1%
All Directors and executive officers as a Group (14 persons)	6,511,350	46.5%
5% Stockholders:
Donald A. Yacktman(15)	776,505	5.5%
Perry Corp.(16)	1,540,658	11%
Artisan Partners Limited Partnership(17)	1,265,100	9%
Mario Cibelli(18)	1,191,652	8.5%

*                    Represents less than one percent.

(1)          The address of such person is the executive offices of 1-800 CONTACTS.

(2)          Includes (i) direct beneficial ownership of 2,698,483 shares, (ii) indirect beneficial ownership of 97,474 shares held by Mr. Coon as custodian under the Uniform Gift to Minors Act, or UGMA, for and on behalf of Hannah K. Coon, (iii) indirect beneficial ownership of 97,474 shares held by Mr. Coon as custodian under UGMA for and on behalf of Abigail I. Coon, (iv) indirect beneficial ownership of 97,725 shares held by Mr. Coon as custodian under UGMA for and on behalf of Samuel Coon, (v) indirect beneficial ownership of an aggregate of 14,134 shares of common stock held by Mr. Coon’s minor children and (vi) 28,775 shares that can be acquired through currently exercisable options.

(3)          Includes direct beneficial ownership of (i) 8,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) 15,000 unvested shares of stock that will vest upon achievement by the Company of certain operational milestones, (iii) 1,671 shares of common stock, and (iv) 51,602 shares that can be acquired through the exercise of currently exercisable options.

(4)          Includes (i) direct beneficial ownership of 32,000  unvested shares of common stock that will vest in four equal yearly  installments beginning November 30, 2007, (ii) direct beneficial ownership of 60,000 unvested shares of common stock that will vest upon achievement by the Company of certain operational milestones, (iii) direct beneficial ownership of 13,000 shares of common stock, (iv) direct beneficial ownership of 64,697 shares that can be acquired through the exercise of currently exercisable options and (v) indirect beneficial ownership of an aggregate of 5,000 shares of common stock held in trust for Mr. Bethers’ children. Mr. Bethers disclaims any beneficial ownership of the shares of common stock held in trust for his children.

(5)          Includes direct beneficial ownership of (i) 20,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) 37,500 unvested shares of common stock that will vest upon achievement by the Company of certain operational milestones (iii) 99,513 shares that can be acquired through the exercise of currently exercisable options, and (iv) direct beneficial ownership of 3,354 shares of common stock.

(6)          Includes direct beneficial ownership of (i) 20,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) 37,500 unvested shares of common stock that will vest upon achievement by the Company of certain operational milestones, (iii) 7,264 shares of common stock, (iv) 5,285 shares of unvested common stock that will vest in equal annual installments over the next seven years and (v) 49,512 shares that can be acquired through currently exercisable options.

(7)          Includes direct beneficial ownership of 25,000 unvested shares of common stock. Of these, 8,333 shares will vest on November 15, 2007, provided that Mr. Mullis complies with all terms of a Compromise Agreement between himself and the Company dated November 20, 2006. One-half of the remaining 16,667 shares will vest upon the sale or license of our “flat pack” technology to a third party, and the other half of the shares will vest upon the sale of substantially all of ClearLab’s assets or voting securities or the merger or consolidation of ClearLab into an unrelated entity. None of the 16,667 shares will vest if neither of the preceding events occurs by December 31, 2007.

(8)          Includes (i) direct beneficial ownership of 968,042 shares, (ii) indirect beneficial ownership of 2,231 shares held by Mr. Nichols as custodian under the Uniform Gift to Minors Act (“UGMA”) for and on behalf of Micah Matthew Howard, and (iii) 28,775 shares that can be acquired through currently exercisable options.

(9)          Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 20,714 shares that can be acquired through currently exercisable options, and (iii) 3,333 shares of common stock.

(10) Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 108,135 shares that can be acquired through currently exercisable options and, (iii) 3,333 shares of common stock.

(11) Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 5,833 shares of common stock.

(12) Includes (i) direct beneficial ownership of 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) direct beneficial ownership of 4,483 shares, (iii) direct beneficial ownership of 30,084 shares that can be acquired through currently exercisable options and (iv) indirect beneficial ownership 1,500 shares held by Mr. Knight’s wife.

(13) Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 15,714 shares that can be acquired through currently exercisable options, and, (iii) 3,333 shares of common stock.

(14) Pursuant to a Schedule 13D/A filed with the SEC on February 23, 2007, LaGrange Capital Partners, LP reported that it beneficially owns 1,344,290 shares, LaGrange Capital Partners Offshore Fund, Ltd. reported that it beneficially owns 326,884 shares, LaGrange Capital Administration, LLC reported that it beneficially owns 1,671,174 shares, and Frank LaGrange Johnson reported that he beneficially owns 1,690,335 shares. According to the Schedule 13D/A, the general partner of LaGrange Capital Partners, LP is LaGrange Capital Management, LLC; the investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, LLC; and Frank LaGrange Johnson is the sole member of the LaGrange Capital Management, LLC and LaGrange Capital Administration, LLC. According to the Schedule 13D/A, the 1,690,335 shares includes 17,161 shares held by Mr. Johnson in an individual retirement account and a personal trading account and 2,000 shares owned by Mr. Johnson’s wife. Mr. Johnson disclaims any beneficial ownership of shares of common stock owned by his wife. The address for Mr. Johnson is 1270 Avenue of the Americas, Suite 2200, New York, New York 10020.

(15) Pursuant to a Schedule 13D/A filed with the SEC on December 8, 2006, Mr. Yacktman reported the sole power to vote or to direct the vote of 250,000 shares, and the sole power to dispose or to direct the disposition of 250,000 shares. In addition, Mr. Yacktman, in his capacity as trustee of the Aronold Trust, reported the sole power to vote or to direct the vote of 8,000 shares, and the sole power to dispose or to direct the disposition of 8,000 shares. By virtue of his relationship with Carolyn Z. Yacktman (his spouse), Mr. Yacktman reported that he may be deemed to share voting and dispositive power with respect to the 508,505 shares held by the Yacktman Family Trust (the “Yacktman Trust”) and the 10,000 shares held by her as custodian of her dependent son. Carolyn Z. Yacktman serves as a trustee of the Yacktman Trust. Mr. Yacktman disclaims beneficial ownership of any of the shares of common stock beneficially owned by Mrs. Yacktman. The address for Mr. Yacktman is c/o Yacktman Asset Management Co., 1110 Lake Cook Road, Suite 385 Buffalo Grove, Illinois 60089, and the address for the Trust is c/o Citicorp Trust South Dakota, 701 East 60th Street North, Sioux Falls, South Dakota 57117.

(16) Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2007, Perry Corp. reported the sole power to vote and to dispose or direct the disposition of 1,540,658 shares. The address for Perry Corp. is 599 Lexington Avenue, New York, New York 10022.

(17) Pursuant to a Schedule 13G/A filed with the SEC on January 26, 2007, Artisan Partners Limited Partnership, Artisan Investment Corporation, its general partner, and Andrew A. Ziegler and Carlene Murphy Ziegler, the principal stockholders of Artisan Investment Corporation, (collectively, “Artisan Partners”) reported that Artisan Partners may be deemed to beneficially own 1,265,100 shares acquired on behalf of its clients. The address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(18) Pursuant to a Schedule 13D/A filed with the SEC on July 27, 2005, Mario Cibelli reported that he may be deemed to beneficially own 1,191,652 shares, and Marathon Partners, LP (“MP”) and its general partner, Cibelli Capital Management, LLC (“CCM”), each reported that it may be deemed to beneficially own 1,065,691 shares. According to the Schedule 13D/A, Mr. Cibelli is the managing member of CCM and is also the managing member of Cibelli Research & Management, LLC (“CRM”), the general partner of Marathon Focus Fund, LP and Marathon Offshore, Ltd., and may be deemed to beneficially own 1,065,691 shares held by such funds and the separate managed accounts for which he serves as portfolio manager through his position in CCM and/or CRM. According to the Schedule 13D/A, Mr. Cibelli is also the beneficial owner of the shares held in his personal accounts and in the accounts of his family members as follows: Mario Cibelli C/F S. Cibelli UTMA: 600 shares; Mario Cibelli C/F G. Cibelli UTMA: 400 shares; Mario Cibelli C/F L. Cibelli UTMA: 100 shares; Mario Cibelli IRA: 300 shares; C. Cibelli IRA: 250 shares; Mario Cibelli Simple IRA: 1,000 shares. Mr. Cibelli’s address is c/o Cibelli Capital Management, LLC, 52 Vanderbilt Avenue, 4th  Floor, New York, New York 10017.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation programs are designed to attract, retain, motivate, and reward talented and successful individuals. As explained below, we offer various short-term incentives, long-term incentives, benefits, perquisites, and other forms of compensation, all of which are intended to encourage our executives to dedicate significant efforts toward increasing shareholder value over the long term.

We believe our executive compensation practices affect a significant percentage of our employees, many of whom are aware of the compensation received by our senior executives and are aware of Company goals, rewards, and expectations. Consequently, we strive to anticipate the impact of our executive compensation decisions on our workforce, and we consider these anticipated impacts as we make executive compensation decisions. This discussion will focus on our objectives, principles, practices, and decisions with regards to the compensation of our following named executive officers (the “NEOs”):

Jonathan C. Coon, our Chairman and Chief Executive Officer;

Robert G. Hunter, our Chief Financial Officer;

Brian W. Bethers, our President;

Kevin K. McCallum, our Chief Marketing Officer;

R. Joe Zeidner, our General Counsel and Chief Legal Officer;

Graham D. Mullis, formerly the President of our ClearLab subsidiary. Mr. Mullis resigned effective November 20, 2006; and

Robert Main, formerly our Senior Vice President, Professional Network. Mr. Main resigned effective November 30, 2006.

COMPENSATION OBJECTIVES, PROCEDURES, PRACTICES AND ELEMENTS

Executive Compensation Objectives and Principles

The overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our shareholders.  Accordingly, our executive compensation program incorporates the following principles:

•       We believe that retaining experienced, competent, goal-oriented executives and that minimizing executive turnover is in our shareholders’ best interests;

•       We believe that a significant portion of our executives’ compensation should be tied to measures of performance of the business as a whole;

•       We believe that the interests of executives should be linked with those of shareholders through the risks and rewards of owning our stock;

•       We believe that a meaningful portion of each executive’s annual bonus, long term incentives, and merit increases will vary based upon individual performance;

•       We believe that special benefits and perquisites for management should be minimized and based on business necessity;

•       We believe that each executive’s performance against corporate and individual objectives for the previous year should be periodically  reviewed, either directly with the executive being evaluated or with our President or Chief Executive Officer, and that the difficulty of achieving desired results in any particular year must be considered; and

•       We believe that we should consider the ability of each executive to support our long-term performance goals, as well as each executive’s ability to fulfill their management responsibilities and their ability to work with and contribute to our executive management team.

Executive Compensation Procedures

In conjunction with our efforts to achieve the executive compensation objectives and implement the underlying compensation principles described above, we follow the procedures described below.

Role of the Compensation Committee

The Compensation Committee (“the Committee”) has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of the NEOs. Under the direction of our Vice President of Human Resources, we conduct an annual review of our senior executive compensation practices and provide compensation recommendations to the Committee. Typically, our Chief Executive Officer, our President, or our Vice President of Human Resources presents those recommendations. The Committee may consider these recommendations, but ultimately has discretion to make compensation decisions relating to our executive management. The Committee approves of all compensation decisions relating to our President and other NEOs, with the exception of our Chief Executive Officer, whose compensation is approved by our Board of Directors. Our President regularly attends Committee meetings; other frequent attendees include our in-house legal counsel and Vice President, Human Resources. The Committee regularly meets in executive session.

In determining NEO compensation, the Committee regularly reviews market data summaries provided by our Human Resources department. Our Human Resources department, in turn, utilizes compensation surveys published by Mercer Human Resource Consulting in preparing these summaries. We attempt to benchmark companies with under $500 million in annual revenue, companies in the retail industry, and companies in either the Salt Lake City metropolitan area or the intermountain west. We believe that these are the companies with whom we are most likely to compete to attract and retain senior executives. Although the Mercer data we purchase allows us to benchmark companies that fall into the categories described above, we do not obtain the names of the specifically-benchmarked companies from Mercer. The Mercer data is available to the Committee upon request.

The Committee typically meets shortly after the end of our fiscal year to consider NEO base salaries and annual bonus targets for the coming year and annual bonus awards for the previous year. At that meeting, the Committee also reviews the status of long-term incentives available to our NEOs (either options to purchase our common stock or grants of restricted shares) and considers whether any additional long-term incentive awards are appropriate. The Committee makes all decisions regarding annual bonus and merit increase recommendations, except for those pertaining to the Chief Executive Officer, which are approved by the Board of Directors.

Each year, senior management prepares a business plan and establishes Company goals. The Compensation Committee reviews, modifies (if necessary), occasionally sets, and ultimately approves these goals, which are then incorporated into the business plan. Individual NEOs set goals which are directly linked to Company goals. Periodically throughout the year, the Compensation Committee compares individual and Company goals against actual circumstances and accomplishments. The Compensation Committee may revise individual or Company goals if circumstances warrant.

The Committee relies on its judgment in making compensation recommendations and decisions after reviewing the Company’s overall performance and evaluating each executive’s performance against established goals, leadership ability, responsibilities within the Company, and current compensation arrangements. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

Role of Consultants

The Committee does not consistently engage the services of compensation consultants, but it may do so upon a case-by-case basis as circumstances warrant. In the fall of 2005 and the spring of 2006, the Committee engaged Semler Brossy Consulting Group LLC to review (i) the design and competitiveness of our compensation arrangements for our Board of Directors and (ii) our long-term incentive plan. Semler Brossy advised management and the Committee with respect to both of these issues. Semler Brossy’s review of our long-term incentive plan included a comparison of the plan against the following benchmarked companies:  1-800 Flowers.com; Advanced Medical Optics, Inc.; Autobytel Inc.; Bausch & Lomb Inc.; Blue Nile Inc.; Cooper Companies Inc.; Drugstore.com; FTD Group Inc.; Knot Inc.; Oakley Inc.; Overstock.com; Provide Commerce Inc; Sportsmans Guide Inc; and Stamps.com Inc.

Elements of our Compensation Programs; What our Compensation Programs are Designed to Award and Why we Choose Each Element

Elements of Compensation.   We implement the executive compensation objectives and principles described above through the use of the following elements of compensation, each of which is described more fully below:

•       Base Salary

•       Annual Bonus

•       Long-Term Equity Awards

•       Retirement Benefits

•       Other Personal Benefits

Base Pay.   Base salary of the NEOs is set at levels that we believe are generally competitive with our market peers so as to attract, reward, and retain executive talent. We generally attempt to position NEO base salary within the second and third quartile of the compensation range. However, as in all of our compensation decisions, we may opt to pay higher or lower amounts depending on individual circumstances. The Committee sets the base pay of the President and the other NEOs after reviewing recommendations from our Chief Executive Officer, President, and Vice President, Human Resources. However, the Board of Directors sets the base salary of our Chief Executive Officer (upon a recommendation from the Committee). Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, and other factors.

Annual Bonus.   We maintain an annual bonus program for our NEOs and other executive officers. The annual bonus program is intended to reward short-term performance and help attract and retain executives. Under the bonus plan, NEOs are eligible to receive a cash bonus following the conclusion of our fiscal year, contingent on the attainment during that year of predetermined quantitative and qualitative performance goals and Compensation Committee discretion to increase or decrease the bonus at year end.

Our NEOs earn the full amount of their targeted annual bonus only if they and the Company satisfy the performance objectives set by the Committee. If the Company or individual NEOs exceed or fail to meet applicable performance objectives, bonus amounts are increased or decreased, as applicable, within certain predetermined ranges. However, the Committee has discretion to increase or decrease annual bonuses, including refraining from paying any bonus, after general results are known. Examples of target performance objectives used in recent years include net revenue, operating income, and resolution of supply constraints. The payment of annual bonus to the NEOs is made soon after the close of the fiscal year to which the bonus relates, once the Compensation Committee has finally determined the amount actually earned and payable. In the case of the Chief Executive Officer, the full Board reviews and approves the final calculation of the annual bonus.

The Committee approves annual bonus ranges and targets for our NEOs which are consistent with existing employment agreements. The Committee approves ranges which it believes are competitive with our peers, such that the combination of base pay and annual performance-based bonuses results in an aggregate rate of cash salary and annual bonus compensation for our NEOs within competitive, market standards. The targeted annual bonus amount for each NEO is expressed as a percentage of the NEO’s base pay and is established at the beginning of each year. The Committee determines the minimum, target, and maximum annual bonus levels for the NEOs, with the exception of the Chief Executive Officer, whose targeted bonus levels are approved by our Board of Directors. Our NEOs’ 2006 bonus range and target amounts were as follows:  the bonus ranges for our Chief Executive Officer and President were from 0% to 100% of their respective salaries, and were targeted at 50% of their respective salaries; our Chief Financial Officer had a bonus range of 0% to 30% of his salary, targeted at 24% of his salary; and our other NEOs had bonus ranges of 0% to 60%, targeted at 30% of their respective salaries.

Bonus amounts earned for 2006 and paid in February 2007 are reported under the heading “Non-Equity Incentive Compensation” in the Summary Compensation Table for this year.  Additional discretionary bonus amounts paid during 2006 are reported under the caption “Discretionary Bonus” in the Summary Compensation Table for this year.

Long-Term Equity Awards.   We allocate a significant portion of NEO compensation to equity-based, long-term stock grant awards. We believe that such grants properly encourage our NEOs to deliver long-term returns to our shareholders.

The Committee grants discretionary, long-term equity awards to our NEOs under our Amended and Restated 2004 Stock Incentive Plan (“the Plan”). These awards may be in the form of stock options or grants of restricted stock. The Committee believes that such grants provide long-term performance-based compensation, help retain executives through the vesting periods, and serve to align management and shareholder interests. In making awards under the Plan, the Committee considers grant size and the appropriate combination of stock options and restricted stock grants. Generally, both types of awards vest only to the extent that the NEO remains a Company employee through the applicable vesting date. We believe the five-year vesting schedule assists in retaining executives and encourages the NEOs to focus on long-term performance. Additionally, to further encourage NEO focus on long-term performance, in certain cases vesting of restricted stock is tied to attainment of specific performance goals.

In March 2006, our Board of Directors approved grants of restricted shares of our common stock to our NEOs. The restricted stock grants were valued at the closing stock price on the date of the grant and included both time-vesting and performance-vesting restricted shares. The time-vesting shares vest 20% per year beginning November 30, 2006 and ending November 30, 2010. The performance-vesting shares vest upon achievement of certain operational milestones, such as obtaining sources for “doctors only” lenses on competitive terms, development of certain contact lens products, and the achievement of an eight quarter cumulative financial target of at least $81 million consolidated earnings before taxes by or before the end of fiscal 2010. Both the time-vesting and the performance-vesting shares are subject to various “change in control” provisions involving the Company and its subsidiaries that may result in the accelerated vesting of unvested shares, as well as conversion of unvested shares into a cash amount, following a change in control.

In prior years, we have granted stock options to NEOs with an exercise price equal to or above the closing price per share on the date of the grant. We do not grant options with an exercise price below 100% of the trading price of the underlying shares of common stock on the date of grant, nor do we grant options that are priced on a date other than the date of grant. Stock options only have a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the NEO’s employment continues with us until the vesting date. In 2006, the Committee did not grant any stock options to NEOs.

In granting shares of restricted stock and stock options to the NEOs, we also consider the impact of the grant on our financial performance, as determined in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). For share-based equity awards, we record expense in accordance with SFAS 123(R). The amount of expense we record pursuant to SFAS 123(R) may vary from the corresponding compensation value we use in determining the amount of the awards.

Retirement and Other Benefits.   Our Company sponsors the 1-800 CONTACTS, Inc. Retirement Savings Plan (the “401(k)” Plan) for eligible employees. Each of our NEOs participates in that plan. The 401(k) Plan is a broad-based, tax-qualified retirement plan under which eligible employees, including the NEOs, may make annual pre-tax salary reduction contributions, subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”).  The Company makes matching contributions under the 401(k) Plan on behalf of eligible participants, including the NEOs, at the rate of 50 percent of each participating NEO’s salary up to a 6 percent deferral, with a 5 year vesting schedule for the matched portion. Matching contributions are subject to non-discrimination requirements imposed by the IRS. The 401(k) Plan is intended to help us attract and retain qualified executives through the offering of competitive employee benefits. Neither our Company nor any of our subsidiaries maintain any other pension or retirement plans for the NEOs.

We provide other traditional benefits and limited perquisites to our NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table.  The Compensation Committee believes that these benefits, which are detailed in the Summary Compensation Table for the year under the heading “All Other Compensation”, are reasonable, competitive, appropriate, and consistent with our overall executive compensation program. Other than Company contributions to the 401(k) Plan, these benefits consist principally of employer-paid premiums on health, life, and disability insurance, and personal automobile and housekeeping allowances. However, effective on the first day of our 2007 fiscal year, we combined our payments for certain of these benefits with the base salaries for our NEOs. Going forward, we will not pay separate housekeeping allowance reimbursements or automobile allowance payments to our NEOs, and we will discontinue our prior practice of paying the individual portion of our NEOs’ medical insurance premiums. We have now rolled all payments which we have previously made for these benefits to our NEOs into their respective salaries, and we will not show these as separate line items going forward.

Deductibility of Executive Compensation.   Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to its Chief Executive Officer during a tax year or to any of its four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the company’s shareholders).

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. In certain situations, the Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

E. Dean Butler, Chair
Bradley T. Knight
Stephen Key

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our NEOs for the fiscal year ended December 30, 2006.

Name and Principal Position	Year	Base Salary ($)	Discretionary Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)
Jonathan C. Coon	2006	$210,000	$—	$—		$10,471	$—	$45,440	(4)	$265,911
Chairman & Chief Executive Officer
Robert G. Hunter	2006	$166,250	$793	$28,439		$10,810	$48,828	$30,616	(5)	$285,736
Chief Financial Officer
Brian W. Bethers	2006	$310,000	$1,491	$113,754		$307,336	$103,438	$32,865	(6)	$868,884
President
Kevin K. McCallum	2006	$220,000	$1,687	$71,096		$10,810	$101,475	$29,090	(7)	$434,158
Chief Marketing Officer
R. Joe Zeidner	2006	$200,000	$54,642	$84,462		$13,788	$79,125	$39,590	(8)	$471,607
General Counsel and Chief Legal Officer
Graham D. Mullis	2006	$332,719	$—	$135,745	(9)	$7,417	$32,611	$89,740	(10)	$598,232
Formerly President of ClearLab
Robert Main	2006	$210,000	$720	$39,420		$—	$72,188	$299,733	(11)	$622,061
Formerly Senior Vice President, Professional Network

(1)             Performance-based bonus amounts earned for 2006 and paid in February 2007 are reported under the heading “Non-Equity Incentive Plan Compensation” above.  Only additional, discretionary bonus amounts paid during 2006 are reported in column (d) above.

(2)             The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with SFAS 123(R) of awards of restricted stock and stock options (but without reduction for risk of forfeiture associated with service-based vesting conditions), as applicable, granted pursuant to our long-term incentive plans, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnotes to our audited consolidated financial statements for the fiscal year ended December 30, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(3)             Amounts listed under column (g), “Non-Equity Incentive Plan Compensation,” represent annual performance-based bonuses earned for 2006, as determined and approved by the Compensation Committee at its February 1, 2007 meeting. Such bonuses were paid shortly thereafter.

(4)             All other compensation for Mr. Coon consists of $6,480 in Company matching contributions to the 401(k) Plan, $15,334 in Company subsidized health insurance premiums and reimbursement of out-of-pocket health care expenses, $463 in Company subsidized life and long-term disability insurance premiums, $6,000 in automobile allowance, $12,177 in housekeeping allowance, $1,000 in tax and financial planning allowance, $969 in cellular phone allowance, and $3,017 in spouse travel to Company-related business.

(5)             All other compensation for Mr. Hunter consists of $5,578 in Company matching contributions to the 401(k) Plan, $10,228 in Company subsidized health insurance premiums, $389 in Company subsidized life and long-term disability insurance premiums, $6,000 in automobile allowance, $4,871 in housekeeping allowance, $392 in cellular phone allowance, and $3,158 in spouse travel to Company-related business.

(6)             All other compensation for Mr. Bethers consists of $7,500 in Company matching contributions to the 401(k) Plan, $10,228 in Company subsidized health insurance premiums, $620 in Company subsidized life and long-term disability insurance premiums, $6,000 in automobile allowance, $4,871 in housekeeping allowance, $1,027 in cellular phone allowance, and $2,619 in spouse travel to Company-related business.

(7)             All other compensation for Mr. McCallum consists of $7,500 in Company matching contributions to the 401(k) Plan, $10,228 in Company subsidized health insurance premiums, $491 in Company subsidized life and long-term disability insurance premiums, $6,000 in automobile allowance, and $4,871 in housekeeping allowance.

(8)             All other compensation for Mr. Zeidner consists of $5,713 in Company matching contributions to the 401(k) Plan, $10,228 in Company subsidized health insurance premiums, $451 in Company subsidized life and long-term disability insurance premiums, $6,000 in automobile allowance, $4,871 in housekeeping allowance, $1,291 in cellular phone allowance, $5,025 in spouse travel to Company-related business, and $6,011 in Company subsidized health and wellness expenses.

(9)             Stock award compensation for Mr. Mullis reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with SFAS 123(R) of awards of 25,000 shares of restricted stock granted as part of a separation agreement on November 30, 2006.

    (10) All other compensation for Mr. Mullis consists of $55,289 in severance benefits, $20,512 in Company contributions to Mr. Mullis’ approved personal pension plan nominated by Mr. Mullis, $4,231 in Company subsidized health insurance premiums and $9,708 in Company subsidized life and long-term disability insurance premiums.  We made contributions to Mr. Mullis’ approved personal pension plan because Mr. Mullis, as an employee in the United Kingdom, was not eligible to participate in our 401(K) plan.

    (11) All other compensation for Mr. Main consists of $272,820 in severance and relocation benefits, $6,326 in Company matching contributions to the 401(k) Plan, $9,913 in Company subsidized health insurance premiums, $457 in Company subsidized life and long-term disability insurance premiums, $4,871 in housekeeping allowance, $1,223 in cellular phone allowance, and $4,123 in spouse travel to Company-related business.

Grants of Plan-Based Awards

The following table provides information about non-equity based and equity-based plan awards granted to the NEOs in 2006:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)	All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock and Option
	Grant Date	Threshold	Target	Maximum	Target	Units		Awards
Name	(1)	($)	($)	($)	(#)	(#)		(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Jonathan C. Coon	3/2/2006	$0	$105,000	$210,000
Robert G. Hunter	3/2/2006	$0	$40,800	$51,000
	03/27/2006					10,000	(5)	$131,400
	03/27/2006				15,000			$197,100
Brian W. Bethers	3/2/2006	$0	$155,000	$310,000
	03/27/2006					40,000	(5)	$525,600
	03/27/2006				60,000			$788,400
Kevin K. McCallum	3/2/2006	$0	$66,000	$132,000
	03/27/2006					25,000	(5)	$328,500
	03/27/2006				37,500			$492,750
R. Joe Zeidner	3/2/2006	$0	$60,000	$120,000
	03/27/2006					25,000	(5)	$328,500
	03/27/2006				37,500			$492,750
Graham D. Mullis	3/2/2006	$0	$99,816	$199,631
	03/27/2006					30,000	(6)	$394,200
	03/27/2006				45,000 (7)			$591,300
	11/20/2006					8,333	(8)	$135,745
	11/20/2006				16,667 (9)			$271,839
Robert Main	3/2/2006	$0	$63,000	$126,000
	03/27/2006					15,000	(10)	$197,100
	03/27/2006				22,500 (7)			$295,650

(1)             The Committee approved non-equity incentive compensation awards and grants of restricted stock awards at regularly scheduled Compensation Committee meetings held during 2006.

(2)             The amount of non-equity incentive compensation plan award (annual performance bonus) actually earned for 2006, and paid in 2007, appears in column (g) of the Summary Compensation Table for this year.

(3)             All awards in column (f) (except for awards reported for Graham Mullis) represent grants of restricted stock that will vest on attainment of specific performance requirements, provided the performance requirements are met by the last quarter of fiscal year 2010 and the NEO is still a Company employee on that date. The performance-vesting shares vest upon achievement of certain operational milestones, such as obtaining sources for “doctors only” lenses on competitive terms, development of certain contact lens products, and the achievement of an eight quarter cumulative financial target of at least $81 million consolidated earnings before taxes by or before the end of fiscal 2010.

(4)             Amounts in column (h) show the full grant date fair value of the award computed in accordance with SFAS 123(R).

(5)             These awards represent grants of restricted stock that will vest based solely on the passage of time and continued Company employment. Each of these grants vest in equal annual installments over a five year period beginning November 30, 2006 through November 30, 2010.

(6)             Represents time-based restricted stock award granted in 2006 that was subsequently forfeited in 2006 as a result of termination of employment.

(7)             Represents performance-based restricted stock awards granted in 2006, all of which were forfeited prior to the end of 2006 as a result of termination of employment.

(8)             These outstanding restricted stock awards vest on November 15, 2007, provided that Mr. Mullis complies with all terms of a Compromise Agreement between himself and the Company dated November 20, 2006.

(9)             One-half of the shares will vest upon the sale or license of our “flat pack” technology to a third party, and one-half of the shares will vest upon the sale of substantially all of ClearLab’s assets or voting securities or the merger or consolidation of ClearLab into an unrelated entity. These shares will not vest if neither of the preceding events occurs by December 31, 2007.

    (10) Represents a time-vesting restricted stock award granted in March 2006. 3,000 restricted shares vested prior to termination of employment. The remaining 12,000 shares were forfeited upon Mr. Main’s termination of employment.

Outstanding Equity Awards at Fiscal Year-End

This table provides information on the fiscal year-end 2006 holdings of stock options and other stock awards (restricted stock) by the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Jonathan C. Coon	10,500	—	—	$6.2813	02/16/09
	8,100	—	—	$14.0000	02/17/10
	4,000	—	—	$34.9380	02/02/11
	3,200	—	—	$11.7600	01/26/12
	1,275	425	—	$27.5000	02/20/08
	850	850	—	$22.0000	02/13/09
Robert G. Hunter	30,390	—	—	$5.5000	11/17/07
	6,300	—	—	$6.2813	02/16/09
	5,400	—	—	$14.0000	02/17/10
	4,000	—	—	$34.9380	02/02/11
	2,400	—	—	$11.7600	01/26/12
	1,334	444	—	$27.5000	02/20/08
	889	889	—	$22.0000	02/13/09
						8,000	(2)	$130,480	15,000	$244,650
Brian W. Bethers	63,750	21,250	—	$27.5000	07/09/08
	631	631	—	$22.0000	02/13/09
						32,000	(2)	$521,920	60,000	$978,600
Kevin K. McCallum	90,000	—	—	$14.0000	02/17/10				37,500	611,625
	4,000	—	—	$34.9380	02/02/11
	2,400	—	—	$11.7600	01/26/12
	1,334	444	—	$27.5000	02/20/08
	889	889	—	$22.0000	02/13/09
						20,000	(2)	$326,200
R. Joe Zeidner	20,000	—	—	$43.7500	09/06/10
	4,000	—	—	$34.9380	02/02/11
	20,000	—	—	$12.0000	01/26/09
	2,400	—	—	$11.7600	01/26/09
	1,334	444	—	$27.5000	02/20/08
	889	889	—	$22.0000	02/13/09
						5,285	(4)	$86,198
						20,000	(2)	$326,200	37,500	$611,625
Graham D. Mullis	—	—	—	—	—	8,333	(5)	$135,745	16,667	$271,839
Robert Main	—	—	—	—	—

(1)             Stock options listed in column (c) with expiration date of February 20, 2008 vested on February 19, 2007. Stock options listed in column (c) with expiration date of February 13, 2009 vested 50% on February 13, 2007 and will vest 50% on February 13, 2008. Stock options listed in column ( c) with expiration date of July 9, 2008 will vest on July 9, 2007.

(2)             These outstanding restricted stock awards vest equally over the passage of time, assuming continuous Company employment, as follows:  25% on November 30, 2007; 25% on November 30, 2008; 25% on November 30, 2009; and 25% on November 30, 2010.

(3)             Based on market closing price of $16.31 per share on December 29, 2006, the last day of trading in 2006.

(4)             These outstanding restricted stock awards vest in equal annual installments (provided Mr. Zeidner remains a Company employee) over a ten year period which began on December 6, 2003 and will end on December 6, 2013.

(5)             These outstanding restricted stock awards vest on November 15, 2007, provided that Mr. Mullis complies with all terms of a Compromise Agreement between himself and the Company dated November 20, 2006.

(6)             All awards in column (i) represent grants of restricted stock that will vest on attainment of the following performance requirements, provided the performance requirements are met by the last quarter of fiscal year 2010 and the NEO remains a Company employee on that date (except for Mr. Mullis, who is no longer an employee and whose shares will vest, if at all, upon the Company’s achievement of certain objectives on or before December 31, 2007). The performance-vesting shares vest upon achievement of certain operational milestones, such as obtaining sources for “doctors only” lenses on competitive terms, development of certain contact lens products, and the achievement of an eight quarter cumulative financial target of at least $81 million consolidated earnings before taxes by or before the end of fiscal 2010.

Option Exercises and Stock Vested

During fiscal year 2006, our NEOs (i) exercised stock options and (ii) vested in previously-made grants of restricted shares as outlined below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($) (3)
(a)	(b)	(c)	(d)	(e)
Jonathan C. Coon			—	$—
Robert G. Hunter			2,000	$32,300
Brian W. Bethers			8,000	$129,200
Kevin K. McCallum			5,000	$80,750
R. Joe Zeidner			5,754	$93,003
Graham D. Mullis			—	$—
Robert Main			3,000	$45,000

(1)          No NEO exercised Company stock options in 2006.

(2)          The amounts listed in column (d) represent the number of shares of restricted stock owned by NEOs that vested in 2006.

(3)          Based on market closing price on the vesting date.

Potential Payments upon Termination or Change-in-Control

Severance Arrangements.   Our NEOs’ employment agreements provide that they will receive severance payments upon (i) their death, (ii) our termination of their employment (other than a termination for “cause”), or (iii) their voluntary termination of employment for “good reason.”  These severance payments include continuation of the annual base salary for one year from the date of termination of employment and a pro-rata bonus for the year in which such termination occurred. Additionally, if payments made under the employment agreements with Messrs. Coon, Hunter, Bethers, McCallum, and Zeidner (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Code, the employment agreements provide that we will pay each executive an additional amount such that the amount retained by each executive would equal the net amount of payments which would have been received by the executive absent application of the excise tax. In addition, Messrs. McCallum and Zeidner will also receive similar severance and pro-rata bonus payments upon a voluntary termination of their employment if they voluntarily terminate their employment with us prior to December 31, 2007.

The information below describes and quantifies certain payments or benefits that would have been payable under our existing NEOs’ employment agreements if an NEO’s employment had terminated involuntarily without cause (including death or long term disability) or voluntarily for good reason on December 30, 2006. These benefits are in addition to benefits generally available to all of our salaried employees in connection with a termination of employment such as distributions from the 401(k) Plan, the opportunity to continue to purchase disability and life insurance benefits, and the value of employee-paid group health plan continuation coverage under COBRA:

	Severance	Pro-rated	Continuation
Name	Pay(1)	Bonus(2)	Coverage(3)	Total
Jonathan C. Coon	$210,000	$105,000	$12,983	$327,983
Robert G. Hunter	$166,250	$40,800	$12,372	$219,422
Brian W. Bethers	$310,000	$155,000	$12,372	$477,372
Kevin K. McCallum	$220,000	$66,000	$12,372	$298,372
R. Joe Zeidner	$200,000	$60,000	$12,372	$272,372

(1)          Severance pay equals one year of annual base salary.

(2)          Pro-rated bonus pay equals annual salary multiplied by an overall targeted rate. The targeted rate includes both Company performance and individual performance metrics.

(3)          We will pay continued health plan coverage under COBRA for the period of one year from the date of termination. This amount represents the estimate of this continuation coverage.

Change In Control.

Acceleration of Vesting of Options and Other Stock Awards:   All outstanding stock options become fully vested upon a “change in control,” without regard to whether the NEO terminates employment in connection with or following the change in control.

Upon a “change in control,” 33% of any unvested time-vested shares and performance shares of restricted stock held by an NEO become fully vested immediately, and any remaining unvested time-vested and performance-vested shares shall vest in equal quarterly installments over a two-year period commencing on the date of the “change in control.”  However, all remaining unvested time- and performance-vested shares would immediately vest upon the termination of the NEO without cause within two years following the “change in control” or if the termination was requested by the party taking control prior to the change in control. A “change in control” is defined as any of the following events: (i) the acquisition by any person of 50% or more of our voting shares, (ii) replacement of a majority of our directors within a two-year period under certain conditions, (iii) shareholder approval of a merger in which our Company is not the surviving entity, or (iv) the sale of substantially all of our assets or liquidation of the Company. In addition, under some circumstances, a “ClearLab Change in Control” (defined as our sale of substantially all ClearLab assets, the sale of ClearLab’s voting securities, or a merger of ClearLab in which ClearLab is not the surviving entity) may trigger accelerated vesting as set forth above. ClearLab is our international contact lens development, manufacturing and distribution business.

The following table shows for each NEO the intrinsic value of his unvested stock option and restricted stock awards as of December 30, 2006 that would have been accelerated had a change in control occurred on that date with termination of the NEO’s employment, calculated by multiplying the number of underlying shares by the closing price of our stock on the last trading day of 2006 ($16.31 per share) and, in the case of stock options, by then subtracting the applicable option exercise price:

	Stock	Restricted
Name	Options ($)	Stock ($)	Total
Jonathan C. Coon	$138,572	$—	$138,572
Robert G. Hunter	$415,091	$124,967	$540,058
Brian W. Bethers	$—	$499,867	$499,867
Kevin K. McCallum	$218,820	$312,417	$531,237
R. Joe Zeidner	$97,120	$368,299	$465,419

If a change in control results in acceleration of vesting of an NEO’s otherwise unvested stock options and other stock awards, and if the value of such acceleration exceeds 2.99 times the NEO’s average W-2 compensation from Company employment for the five taxable years preceding the year of the change in control (the “Base Period Amount”), the acceleration would result in an excess parachute payment under Code Section 280G.  An NEO would be subject to a 20% excise tax under Code Section 4999 on any such excess parachute payment and we would be unable to deduct the excess parachute payment. However, we have agreed to provide our NEOs with gross-up payments for excise taxes imposed on excess parachute payments resulting from acceleration of options or restricted stock awards. We have also agreed to gross up severance payments to offset the adverse tax effect of parachute payment treatment as described above.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by our directors. We encourage each director to own at least 5,000 shares of our Common Stock.

Cash Compensation Paid to Directors.   For the fiscal year ended December 30, 2006, all of our non-employee directors (with the exception of Frank LaGrange Johnson, who agreed to serve as a Board member without compensation) received an annual cash retainer of $20,000 plus $1,500 for each in-person board or committee meeting attended and $500 for each board or committee conference call. The chair of the Audit Committee received an additional $20,000 annual retainer, and the chairs of the Compensation Committee and the Governance and Nominating Committee each received an additional $10,000 annual retainer.

Stock Awards.   On March 27, 2006, each of the then-serving non-employee directors received an award of 10,000 shares of restricted stock. These grants vest equally, at annual intervals, over a three-year period ending March 27, 2009; the vesting of these awards will be accelerated upon a change in control of our Company. In conformity with SFAS 123(R), these restricted share grants made to non-employee directors were valued at the closing stock price on the date of the grant, March 27, 2006, which was $13.14 per share. An additional 2,500 shares of restricted common stock were granted to one non-employee director. This restricted share grant was valued under SFAS 123(R) at the closing stock price on the date of the grant, March 29, 2006, which was $13.28 per share, and vested on July 28, 2006.

The following table summarizes the compensation earned by and paid to our non-employee directors for the fiscal year ended December 30, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Total ($)
(a)	(b)	(c)	(d)	(h)
Bradley T. Knight	$35,500	$33,390	$8,031	$76,921
Frank LaGrange Johnson	$—	$—	$—	$—
E. Dean Butler	$48,500	$33,390	$5,803	$87,693
Stephen L. Key	$54,000	$66,590	$-	$120,590
Thomas Hale Boggs, Jr.	$29,500	$33,390	$76,673	$139,563
Garth T. Vincent	$37,000	$33,390	$79,000	$149,390

(1)          The amounts shown in columns (c) and (d) reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 30, 2006, computed in accordance with SFAS 123(R), and thus include amounts from awards granted in 2006 and in prior years. Assumptions used in the calculation of these amounts are included in the footnotes to our audited consolidated financial statements for our fiscal year ended December 30, 2006, which were included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(2)          No options were granted to non-employee directors in 2006.

As of December 30, 2006, the non-employee directors held stock options and stock awards (restricted stock) for the following number of our shares:

	Unvested Restricted	Unvested Stock
Name	Stock Awards	Option Awards
Bradley T. Knight	10,000	30,321
Frank LaGrange Johnson	—	—
E. Dean Butler	10,000	156,879
Stephen L. Key	10,000	—
Thomas Hale Boggs, Jr.	10,000	20,951
Garth T. Vincent	10,000	20,951

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of three directors appointed by the Board, Messrs. Butler, Knight, and Key, each of whom is independent under applicable Nasdaq Stock Market listing rules. No member of the Compensation Committee (i) was, during our last fiscal year, an officer or employee of our Company or any of our subsidiaries; (ii) was formerly an officer of our Company or any of our subsidiaries; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K. The Compensation Committee operates under a written charter adopted by the Board in fiscal 2001, as amended and restated in 2003, and amended during 2006, which is available on our website, at www.1800contacts.com. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executives serving on our Compensation Committee.

Certain Relationships and Related Transactions

During fiscal year 2006, we paid the law firm of Patton Boggs LLP $557,000 for legal services. Mr. Boggs, a member of our Board, is a partner of that law firm.

During fiscal year 2006, we paid the law firm of Munger, Tolles & Olson LLP $240,000 for legal services. Mr. Vincent, a member of our Board, is a partner of that law firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

We believe that during our last fiscal year, our officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Corporate Governance

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including the following:

•       The Board has adopted clear corporate governance policies;

•       A majority of the board members are independent of our Company and our management;

•       All members of the key board committees—the Audit Committee, the Compensation Committee and the Governance and Nominating Committee—are independent from the Company;

•       The independent members of the Board meet regularly without the presence of management;

•       We have a clear code of business conduct and corporate governance that is monitored by our legal department and is distributed to all employees and annually affirmed by our management;

•       The charters of the Board committees clearly establish their respective roles and responsibilities;

•       The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters;

•       We have adopted a code of ethics that applies generally to all employees and specifically to our principal executive officer and all members of our finance department, including the principal financial officer and principal accounting officer; and

•       Our finance department maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to the  Audit Committee.

Report of the Audit Committee of the Board of Directors

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, each of whom is independent under applicable law and the rules of the SEC for audit committee membership and Nasdaq Stock Market listing standards. The Audit Committee operates under a written charter, a copy of which can be found on our website located at www.1800contacts.com. The Audit Committee recommends to the Board of Directors the selection of our independent public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuance of reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has met and held discussions both separately and jointly with each of management and KPMG LLP to review and discuss our audited financial statements and the audit of internal controls over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed with KPMG LLP matters required to be discussed by “Communication with Audit Committees,” Statement on Auditing Standards No. 61, as amended.

KPMG LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with KPMG LLP their independence, including a review of both audit and non-audit fees and considered the compatibility of non-audit services with KPMG LLP’s independence.

Based on the Audit Committee’s discussion with management and KPMG LLP, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Stephen L. Key (Chairman)
E. Dean Butler
Bradley T. Knight

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to the 2008 annual meeting of stockholders of 1-800 CONTACTS must be received by us on or before the close of business December 18, 2007. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders must be received no later than the close of business on the tenth day of the public announcement of such meeting) and that such notice must meet certain other requirements, including, with respect to director nominees, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). As a result, stockholders who intend to present a proposal at the 2008 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no earlier than 90 days prior to, nor later than 60 days prior to, the date of the 2008 annual meeting. Our proxy related to the 2008 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that we receive after such date or any proposal received prior to that date if we advise stockholders in our 2008 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the by-laws from our Corporate Secretary.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Robert G. Hunter, Chief Financial Officer, 1-800 CONTACTS, INC., 66 East Wadsworth Park Drive, Draper, Utah 84020.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may contact any of our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally, by writing to them at 1-800 CONTACTS, INC., 66 East Wadsworth Park Drive, Draper, Utah 84020, Attention: Corporate Secretary.

The Governance and Nominating Committee has approved a process for handling letters received by us and addressed to any of our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deal with functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of such correspondence.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

R. Joe Zeidner
April 18, 2007	Secretary

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

ANNUAL MEETING OF STOCKHOLDERS OF

1-800 CONTACTS, INC.

May 18, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS.		2. Proposal to ratify the selection of KPMG LLP as independent registered public accounting firm for the fiscal year 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐	FOR ALL NOMINEES	☐ Jonathan C. Coon ☐ Bradley T. Knight ☐ Frank LaGrange Johnson

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	3. Upon or in connection with the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)
This proxy will be voted as specified, and, unless otherwise specified, this proxy will be voted FOR the election as directors of all nominees and FOR Proposals 2 and 3.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1-800 CONTACTS, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting
MAY 18, 2007

The undersigned hereby constitutes and appoints Jonathan C. Coon, Matthew J. Harmer, and R. Joe Zeidner, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders to be held at the executive offices of 1-800 CONTACTS, INC., 66 E. Wadsworth Park Drive, Draper, Utah 84020, on Friday, May 18, 2007, and at any adjournment or postponement thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations.  The Proxies cannot vote your shares unless you sign and return this card or vote by internet or touch-tone telephone, in accordance with the directions.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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